Exhibit 10.7

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AUTHORIZED DISTRIBUTOR AND TRADEMARK LICENSE AGREEMENT

THIS AUTHORIZED DISTRIBUTOR AND TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made as of the last date set forth on the signature page below (“Effective Date”) between Elevai Labs Inc., a Delaware corporation (“Company”) and the entity set forth on the signature page below (“Distributor”).

1. APPOINTMENT OF DISTRIBUTOR.

1.1 Appointment of Distributor. Company hereby appoints Distributor, and Distributor hereby accepts the appointment, as a non-exclusive authorized distributor of products which are listed on Exhibit A (collectively, the “Products”) in the Territory (as defined below) during the Term (as defined below), subject to Distributor’s compliance with all requirements set forth in this Agreement. Company shall have the right to add, make any changes to, or discontinue any Products at any time upon at least ninety (90) days prior written notice to Distributor. As used in this Agreement, the “Territory” means the geographic locations set forth on Exhibit E.

1.2 Limitations on Distributor. Nothing in this Agreement shall be construed as, directly or indirectly, granting Distributor any: (a) right to market, sell or distribute any Products outside of the Territory, including to any person within the Territory that Distributor knows or should know will likely market, sell or distribute any Products outside of the Territory or export any Product from one country to another country within the Territory; (b) right to market, sell or distribute any Products on the internet (including without limitation, Amazon, eBay, Facebook or any other online marketplace or on any social media platform ), with the sole exception of (i) Distributor’s website set forth on Exhibit A (if any), (ii) any sub-distributor’s website and (iii) any other website approved by Company in writing (each, an “Approved Website”); (c) right to market, sell or distribute any product except for the Products; (d) license to any of Company’s technology or any of its other Intellectual Property Rights (as defined below) except as expressly set out in Section 3.3; (e) right in or to any proprietary technology of Company by implication, estoppel or otherwise; or (f) other right except as expressly provided herein. If Distributor receives any order or inquiry from outside of the Territory or for delivery outside of the Territory (including via the internet), then Distributor shall promptly forward such order or inquiry to Company.

1.3 General Obligations of Distributor. Distributor shall at all times during the Term:

(a) provide sufficient quantities of bottles (properly labeled by Distributor) for Company to fill and deliver to Distributor;

(b) accept deliveries of bulk quantities of the bottled Products, package such Products for sale as described on Exhibit A, and market, sell and deliver such Products to customers in the Territory. For purposes of clarification, Distributor shall be responsible for the costs of all (i) testing, (ii) bottles, labels and packaging, (iii) palettes, (iv) storage costs, and (v) shipping costs;

(c) use its best efforts at all times to promote and enhance Company’s interests, and the reputation of the Products and Company’s business, including promoting and enhancing Company’s brands in accordance with this Agreement. Nothing herein constitutes an agreement, express or implied, between the parties regarding any of the aspects related to the pricing of Products;

(d) use its best efforts to maximize sales of the Products;

(e) maintain and stock (i) an adequate supply of the Products to satisfy the demand of its customers including, without limitation, any amounts required by this Agreement, and (ii) representative samples of the Products;

(f) maintain qualified personnel with knowledge of the specifications, features and use of the Products;

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(g) only purchase Products directly from Company;

(h) not act in a manner which may adversely affect the reputation of the Products, Company or Company’s business;

(i) not make any statement, warranty or guarantee regarding the Products or Company except as expressly permitted by this Agreement or any Accompanying Information. As used herein, “Accompanying Information” means any warranty or other information relating to the Products provided by Company including any information required to be provided by law at the time of sale;

(j) not sell (and cause any sub-distributor not to sell) any Products to any distributor or sub-distributor which Company provides written notice that such distributor or sub-distributor is not authorized to sell any Products;

(k) not sell (and cause any sub-distributor not to sell) any Products which are not packaged (including the size of the container) as described on Exhibit A;

(m) comply with Company’s marketing guidelines, if any, provided in writing to Distributor, as the same may be updated by Company from time to time (the “Marketing Guidelines”) as well as all other instructions and directives of Company regarding the sale, marketing and/or distribution of the Products;

(n) to the extent Company has authorized Distributor to sell any Products on any Approved Website, comply with Company’s guidelines, if any, regarding the sale, marketing and/or distribution of the Products on the internet;

(o) promptly respond to all inquiries relating to the Products and refer any relevant inquiries to Company as soon as reasonably possible;

(p) not distribute or otherwise make available for sale any Product which Distributor knows is faulty or subject to a recall; and

(q) handle, ship and store all Products in accordance with the instructions provided by Company.

1.4 Terms of Sale and Related Matters.

(a) The wholesale prices of the Products payable by Distributor are set forth on Exhibit B, or such price as agreed in writing by Company. The wholesale prices of the Products are considered Confidential Information (as defined below) of Company and Distributor shall not disclose any of such prices to any third party. Company may modify the wholesale prices at any time (including, without limitation, to address market conditions, increases in the prices of raw materials, and governmental actions) by providing written notice thereof to Distributor at least one hundred twenty (120) days prior to the effective date of any such price modification.

(b) Distributor will place orders with Company for Products in accordance with all processes and minimum order quantities specified by Company from time to time in the form specified by Company from time to time (each, an “Order”). Each Order will constitute an offer to purchase the Products by Distributor which will only be accepted by Company by written confirmation of the Order to Distributor or the performance by Company of the Order, which confirmation shall include an estimated delivery date. Distributor acknowledges that (i) Company’s lead time is approximately [***] and (ii) the minimum order size per Product is [***] units, which Company may update from time to time. Company may in relation to any Order, accept the Order or decline to accept the Order in whole or in part, in its sole discretion.

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(c) Company shall formulate and deliver the Products ordered in accordance with the quantities specified in the Order. Shipment shall be delivered ex works at Company’s contract manufacturer, which is currently located in Hayward, California. For purposes of clarification, Company shall be responsible for the costs of filling the Products in the properly labeled bottles supplied by Distributor. Risk of loss will pass to the Distributor upon delivery of the ordered Products at the Company’s contract manufacturer.

(d) Distributor shall be solely responsible for any sales, excise, use, property or other tax, tariff, duty or assessment for sale of any Product.

(e) At its sole cost and expense, Distributor shall obtain all import licenses, seller’s permits and other official authorizations and carry out, where applicable, all customs formalities for the import of the Products into the Territory and, when necessary, for their transit through any country from the port of shipment to the port of entry or any other place where the Products are delivered and unloaded.

(f)

(i) For the first Order pursuant to this Agreement, Company shall invoice Distributor for (A) twenty five percent (25%) of such Order upon acceptable thereof and (B) the remaining seventy five percent (75%) of such Order at such time that Company’s contract manufacturer is ready to commencing filling the bottles for the Order.

(ii) For all Orders after the first Order pursuant to this Agreement, Company shall invoice Distributor for (A) fifty percent (50%) of such Order upon acceptable thereof and (B) the remaining fifty percent (50%) of such Order at such time that Company’s contract manufacturer is ready to commencing filling the bottles for the Order.

(g) Distributor shall pay each invoice in full (without offset of any kind) within ten (10) days of the date of such invoice to an account designated in writing by Company. All payments shall be made in United States Dollars and in immediately available funds. All non-United States currencies shall be converted to United States Dollars as of the date of payment using the exchange rate published by The Wall Street Journal. If Distributor does not make any payment as and when due, then Distributor shall also pay a late fee equal to one and one-half percent (1.5%) per month (or portion thereof) of the unpaid amount (or, if less, the maximum late fee permitted by applicable law) until the applicable payment is made in full. Distributor will pay all costs, including without limitation, costs of investigation, attorneys’ fees and costs and court costs, incurred in any collection proceeding initiated as a result of Distributor’s default on its payment obligations hereunder. If Distributor fails to comply with its payment obligations hereunder then, in addition to all other remedies available to Company, Company may (i) recall any Products that have not been timely paid for and cause Distributor to promptly (but in any event within ten (10) days)) return such Products to Company at Distributor’s sole cost and expense, (ii) cancel any Order, and/or (iii) rescind or withhold any and all discounts applicable to any Products.

(h) Distributor will be responsible for insuring the ordered Products at all times from the time of delivery, which insurance must specify the interest of both parties.

(i) Title to any ordered Products will pass to Distributor on payment to Company in full for such ordered Products. Accordingly, Distributor will hold all Products as bailee for Company until paid for but may sell any such Products in the ordinary course of business to its customers.

(j) Distributor hereby: (i) grants Company a security interest in all ordered Products and the proceeds of sale thereof to secure Distributor’s obligation to pay the purchase price for the ordered Products which Company may perfect such security interest by any means possible in the Territory and in any other jurisdiction Company deems necessary or appropriate to ensure that Company has an enforceable security interest against Distributor in the Products and the proceeds of sale thereof; (ii) agrees to do all things and execute or arrange for execution of all documents Company requires to ensure Company has and continues to have a perfected first priority security interest in the ordered Products and the proceeds of sale thereof in the Territory and other relevant jurisdictions; and (iii) agrees to pay, reimburse and indemnify Company for any costs Company incurs in registering, perfecting, maintaining, discharging and/or enforcing the security interest created under this Agreement.

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(k) Distributor will act as the primary point of contact with customers. Without limiting the generality of the foregoing, Distributor shall arrange for or provide all after-sales service support and replacement sales for the Products to all customers in the Territory.

(l) Distributor shall promptly notify Company in writing if Distributor becomes aware of any claim or potential claim in respect of any Product and will provide Company with all reasonable assistance to defend or otherwise deal with such claims.

(m) Any shipment of Products to Distributor, whether in whole or in partial fulfillment of any Order submitted by Distributor, shall not be considered an acceptance by Company of any of Distributor’s terms and conditions of such Order, except as to the identification of the Products and the quantities involved.

(n) Company shall have the right to allocate production of Products among its own customers, Distributor, and Company’s other distributors in its sole and reasonable discretion taking into account, among other factors, the relative value of sales by each such customer. If Company is unable to fill an accepted Order within a reasonable time after the estimated delivery date, then Distributor’s sole remedy shall be to cancel such Order by delivering written notice of cancellation to Company, which notice must be received by Company prior to delivery of the Products subject to such Order.

(o) Subject to Distributor’s compliance with Company’s pricing policy for sales of Products in the United States and Canada (a copy of which is set forth on Exhibit D), as updated from time to time by Company, Distributor is free to establish the pricing and terms of the sale of Products to its customers.

1.5 Reporting; KPIs and Performance Reviews; Audit Rights.

(a) Upon the request of Company, Distributor will meet on an annual basis to discuss the sales of the Products and other information and topics relating to this Agreement. In addition, Distributor will discuss Distributor’s performance of the key performance indicators (“KPIs”) listed on Exhibit C on a calendar quarterly basis, generally on the first business day of each calendar quarter.

(b) Distributor shall provide the following reports (“Monthly Reports”) not later than ten (10) days after the end of each month:

(i) detailed inventory of Products held by Distributor and as well as the aggregate inventory held in each country within the Territory;

(ii) detailed sales information of Products by Distributor as well as by each of Distributor’s sub-distributors including, but not limited to, sales amounts and growth year over year. Such information shall be broken down by Product, country and region within the Territory;

(iii) description of marketing efforts undertaken by Distributor and each of Distributor’s sub-distributors; and

(iv) detailed summary of market feedback on or complaints regarding the Products with the Territory and recommendations and steps undertaken in respond to such feedback.

Such Monthly Reports shall be provided in writing unless Company, in its sole discretion, permits Distributor to provide any or all such Monthly Reports verbally.

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(c) If Distributor does not achieve any of the KPIs then, in addition to all other remedies available to Company, Company may, in its sole discretion, reduce the Territory (remove countries) by providing a revised Exhibit A to Distributor with the reduced Territory.

(d) Distributor will (and will cause each of its sub-distributors) keep and maintain accurate books and records with respect to all sales of the Products and other activities hereunder. At any time during the Term and for one (1) year thereafter, Company will have the right to examine and audit (or cause a third-party certified public accountant to audit) at all reasonable times all books and records in the possession or under the control of Distributor and each of its sub-distributors pertaining to the sale of the Products and other activities hereunder including the records of Distributor as they relate to the performance and achievement of the KPIs, the accuracy of the Monthly Reports, and the amounts due to Company. Company shall provide at least five (5) business days prior written notice of any such audit and Company may not exercise its rights pursuant to this Section 1.5(d) more than once in any calendar quarter. If any such audit reveals an underpayment in excess of five percent (5%) of the amount due to Company, any material inaccuracy of any of the Monthly Reports or any material accuracy in the performance and achievement of any of the KPIs, then Distributor shall pay any underpaid amount, if applicable, within five (5) business days, and reimburse Company for the reasonable costs associated with such audit. Further, Distributor shall be deemed to be in breach of this Agreement and Company shall have the right to terminate this Agreement in addition to exercising any of its other rights and remedies.

1.6 Obligations of Company. Company agrees to notify Distributor, as soon as reasonably practicable, of any: (a) actual or anticipated material changes to any Products and (b) adverse quality, supply or other issues in respect of any of the Products including any recalls of any Products. In the event of any recall of any Product, or instructions from Company to suspend sales of any Product for any reason, Distributor will immediately cease any and all sales activity and will provide Company with all reasonable assistance with respect thereto.

2. TERM AND TERMINATION.

2.1. Term.

(a) This Agreement and the appointment of Distributor hereunder shall commence on the Effective Date and shall continue for a term of two (2) years (“Initial Term”).

(b) Subject to the provisions of Section 2.1(c), so long as (i) Distributor has not breached this Agreement and has satisfied all KPIs and (ii) the parties have agreed to the KPIs for the applicable renewal term through an amendment to Exhibit C, then this Agreement shall automatically renew for additional terms of one (1) year each (each, a “Renewal Term” and, together with the Initial Term, the “Term”).

(c) Each party shall have the right to terminate this Agreement by providing written notice of termination to the other party at least one hundred eighty (180) days prior to the end of the, as applicable, Initial Term or any Renewal Term, which termination shall be effective as of the end of such Initial Term or Renewal Term, as applicable.

2.2. Termination.

(a) In addition, this Agreement shall automatically terminate if either party: (i) breaches this Agreement and, if such breach is capable of cure, such party does not cure such breach within thirty (30) days of receipt of written notice from the non-breaching party provided that the breaching party shall only have five (5) business days to cure any payment breach; (ii) suspends its business or becomes subject to any bankruptcy or insolvency proceeding which is not dismissed within thirty (30) days of commencement thereof; (iii) makes an assignment for the benefit of its creditors; or (iv) commences any proceeding for liquidation or dissolution.

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(b) Company shall also have the right to terminate this Agreement immediately upon written notice to Distributor if: (i) Distributor fails to purchase and pay for the applicable minimum quantities of Products as set forth in paragraphs (a), (b) and (c) of Exhibit C; (ii) any act or omission of Distributor causes material damage to Company, the Products or the reputation of Company or the Products; or (iii) Distributor does not respond to Company’s inquires or requests within a commercially reasonable timeframe.

2.3 Effect of Termination.

(a) Subject to Sections 1.4(g), 2.3(c) and 2.3(d), upon the termination of this Agreement, Distributor shall discontinue selling the Products and shall immediately cease making any representations regarding its status as an authorized distributor of Company and using any Trademarks and other Intellectual Property Rights of Company. In addition, Distributor shall (i) pay Company all amounts owing to Company pursuant to this Agreement within twenty (20) business days of the effective date of termination and (ii) immediately return to Company all marketing and promotional information and literature relating to the Products in its possession or under its control.

(b) Any termination of this Agreement shall be without prejudice to any rights or remedies which accrued prior to termination. Company shall not have any obligation to make any payments to Distributor as a result of the termination of this Agreement including, without limitation, any territory fees or rights, or any compensation for any lost goodwill or profits. Further, neither party shall have any right to claim any indemnity for goodwill, lost profits or any damages on any other grounds arising from any termination of this Agreement.

(c) Subject to Distributor’s compliance with all of its obligations hereunder, including without limitation, paying Company all amounts due to Company pursuant to this Agreement within twenty (20) business days after the termination of this Agreement, Company may, in its sole discretion, permit Distributor to sell any Products in stock at its regular prices for a period of two (2) months followin g termination of this Agreement. At its sole cost, Distributor shall return all unsold Products to the location designated by Company. Company agrees to refund to Distributor the amount actually paid by Distributor for the returned Products, except that no refund will be given for any obsolete or damaged Products.

(d) In the event of termination of this Agreement other than as a result of Distributor’s breach, Company may, in its sole discretion, repurchase any Products in stock. At its sole cost, Distributor shall return such Products to the location designated by Company. Company agrees to refund to Distributor the amount actually paid by Distributor for the repurchased Products, except that no refund will be given for any obsolete or damaged Products.

(e) The provisions of Sections 1.5(d), 2.3, 3.2, 3.3(c), 3.3(d), 3.3(e), 3.3(f), 3.3(g), 3.3(h), 3.4, 3.6, 3.7 and 4 shall survive any termination or expiration of this Agreement.

3. TERMS AND CONDITIONS.

3.1 Compliance with Law. Each party shall comply with all applicable laws, regulations, orders, decrees, rulings and judgments applicable to its performance of its obligations hereunder including, without limitation, the United States Foreign Corrupt Practices Act, all other applicable anti-corruption laws and all export control and sanctions laws and regulations.

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3.2 Representations and Warranties.

(a) Company does not give or make any representation, warranty or guarantee regarding Company or any Product expect as expressly set forth in this Agreement or the Accompanying Information. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, COMPANY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON- INFRINGEMENT. COMPANY DOES NOT WARRANT THAT ANY OF THE PRODUCTS WILL MEET DISTRIBUTOR’S OR ITS CUSTOMER’S REQUIREMENTS.

(b) Each party represents and warrants to the other party that it (i) has all licenses, permits and authorizations necessary to enter into this Agreement and perform its obligations hereunder and (ii) is not aware of any fact or circumstance which would, or might reasonably be expected to, prevent it from performing its obligations under this Agreement as contemplated hereby.

(c) Company represents and warrants that the Products shall be of merchantable quality and free from material defects as a result of faulty materials or workmanship. The foregoing shall only apply to the use of a Product for the purpose in which it was designed and manufactured and shall not apply to any Products which Distributor fails to store in accordance with Company’s recommendations or which were damaged by Distributor.

(d) Distributor shall not give or make any representation, warranty or guarantee regarding any Product on behalf of Company except as expressly provided in the Accompanying Information. In no event shall Distributor make any false or misleading representation with respect to Company or any Product.

3.3 Intellectual Property.

(a) Distributor shall market, sell and distribute the Products only under Distributor’s trademarks, brand names, logos and product names approved by Company. In addition, Distributor shall include the either of the following Company trademarks, as the same may be updated by Company from time to time (collectively, the “Trademarks”) on the packaging of all Products: “ELEVAItm exosomes” or “ELEVAItm EXOSOMES”

(b) Subject to the terms and conditions of this Agreement, Company hereby grants Distributor a limited, non-exclusive, royalty-free, non-transferable, non-sublicensable license under Company’s rights to use the Trademarks in the form provided or approved by Company, for the sole purpose of exercising Distributor’s rights and performing its obligations under this Agreement. Distributor shall use the Trademarks only in such manner as expressly authorized by Company in writing and in compliance with Company’s brand standards, which shall be provided in writing to Distributor from time to time (“Brand Standards”). Without limiting the generality of the foregoing, Distributor shall not use any Trademark in (i) connection with any product or service other than the Products or (ii) combination with any other trademark or service mark, except as expressly set forth in Section 3.3(a). Distributor shall not use any Trademarks or other Intellectual Property Rights of Company in any manner that disparages Company or the Products, blurs, dilutes or otherwise diminishes such intellectual property (including without limitation, by developing or selling any “knock-off” or “look-alike” products) or portrays Company or the Products in a false, competitively adverse or poor light. Distributor may not use any Trademarks or other Intellectual Property Rights of Company on the internet (including without limitation, Amazon, eBay, Facebook or any other online marketplace) or any social media platform, other than to the limited license to use the Trademarks for the sole purpose of advertising and promoting the sale of Products within the Territory on any Approved Website.

(c) Company is and shall remain the exclusive owner of the Trademarks, all goodwill related thereto and symbolized thereby and all registrations related thereto. All benefits arising from the use of the Trademarks and all other Intellectual Property Rights, including all goodwill arising from Distributor’s use and application of the Trademarks and other Intellectual Property Rights, shall at all times inure to the benefit of Company. Distributor shall not have or acquire any right or interest in or to any of the Trademarks nor shall Distributor contest or assist others in contesting any of the Trademarks. Distributor shall not register or attempt to obtain any rights in any confusingly similar variation or imitation thereof. All use of the Trademarks and other Intellectual Property Rights by Distributor shall inure to the exclusive benefit of Company. At the request and cost of Company, Distributor shall execute all instruments and documents deemed necessary or desirable by Company to develop, preserve or extend its rights relating to the Products and the Trademarks, including any documents required by the United States Patent and Trademark Office, or comparable agency outside of the United States, to show the relationship between the parties.

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(d) As used herein, “Intellectual Property Rights” means any patent, copyright, trade mark, service mark or trade name, rights in software, rights in design, rights in databases, image rights, rights in mask works, moral rights, rights in any invention, domain names, rights in confidential information (including trade secrets and know how), rights of privacy, and all similar or equivalent rights in each case whether registered or not and including all applications (or rights to apply) for, or renewal or extension of, such rights which exist now or which will exist in the future in the United States and all other countries.

(e) Company shall own and retain all Intellectual Property Rights in and to all Products including, without limitation, all patent and patent applications covering all or any portion of any Product. Without limiting the generality of the foregoing, all Intellectual Property Rights (including any modifications or additions made thereto) whether invented, conceived, produced, created or otherwise reduced to practice by Company or Distributor (whether jointly or separately) are and shall remain the exclusive property of Company. Distributor hereby assigns, and agrees to assign, to Company all right, title and interest in and to any modification or addition to any such Intellectual Property Rights that it may acquire without additional consideration.

(f) Except for packaging the Products as described on Exhibit A, Distributor shall not modify, make any derivative works of or otherwise make any changes to any Product or any portion thereof.

(g) Distributor shall promptly notify Company in writing if Distributor becomes aware of any marketing or sale of any Competing Products by any third party using branding or marketing similar to the Trademarks or any of Company’s Intellectual Property Rights. Distributor shall cooperate fully with Company in connection with any legal action taken by Company in connection therewith.

(h) Distributor agrees that if it uses the Trademarks or any other Intellectual Property Rights of Company in violation of this Section 3.3, in addition to all other remedies available to Company, Company may require Distributor to immediately reimburse Company for all costs incurred by Company in connection with such violation, including without limitation, any costs of investigation, attorneys’ fees and court costs.

3.4 Confidential Information.

(a) During the Term, each party may disclose or make available to the other party Confidential Information in connection with activities contemplated hereunder.

(b) “Confidential Information” means, with respect to either party, all information in any form belonging to such party except information which at the relevant time is (i) known to the public through no act or omission in violation of this Agreement, (ii) furnished to the receiving party by a third party having the lawful right to do so, (iii) known to the receiving party prior to disclosure hereunder (as established by written documentation thereof) or (iv) independently developed by employees of the receiving party who have no knowledge of the Confidential Information. Without limiting the generality of the foregoing, Confidential Information includes all information related to the research and development activities of each party. For purposes of clarification, the formulation and composition of each Product (including the quantity of each ingredient in the Product) shall at all times remain the Confidential Information of Company.

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(c) The receiving party will (i) use the Confidential Information of the disclosing party solely for the purposes of this Agreement and (ii) not disclose the Confidential Information of the disclosing party to any third party (other than its employees and/or consultants reasonably requiring such Confidential Information for purposes of this Agreement who are bound by obligations of nondisclosure and limited use, in form and substance consistent with this Section 3.4). Without limiting the foregoing, the receiving party will exercise the same standard of care in the treatment and protection of the Confidential information of the disclosing party as it exercises or should exercise for its own confidential information of a similar nature and sensitivity. Each party further agrees that it shall not publicly announce or otherwise disclose any of the terms of this Agreement.

(d) The receiving party agrees that the Confidential Information of the disclosing party shall be and remain the exclusive property of the disclosing party and nothing in this Agreement shall be construed as a grant of any right, title or interest in or to the Confidential Information of the disclosing party, other than the right to use such Confidential Information as provided herein. In the event of any termination of this Agreement or upon the disclosing party’s request, the receiving party will promptly deliver to the disclosing party all Confidential Information of the disclosing party then in its or any of its employees’ possession or under their control. If the media is such that it cannot reasonably be delivered, the receiving party shall provide reasonable evidence that the Confidential Information of the disclosing party has been destroyed or erased.

3.5 Insurance. Distributor will (a) maintain with a reputable insurer and on such terms as Company may reasonably require at all times during the Term, comprehensive commercial general liability insurance (including products liability and personal injury, including death) with policy limits of not less than $5,000,000 per occurrence, (b) name Company as an additional insured under such policy, and (c) if requested by Company, provide Company with evidence of such policy.

3.6 Exclusion of Damages. EXCEPT AS ARISING OUT OF (A) ANY BREACH OF SECTION 3.2(d) OR SECTION 3.3 BY DISTRIBUTOR, (B) ANY BREACH OF SECTION 3.4 BY EITHER PARTY OR (C) EITHER PARTY’S OBLIGATIONS PURSUANT TO SECTION 3.7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF BUSINESS OR PROFITS, DATA, REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, IN NO EVENT SHALL COMPANY’S LIABILITY WITH RESPECT TO ANY ORDER EXCEED THE AMOUNT PAID BY DISTRIBUTOR FOR SUCH ORDER.

3.7 Indemnification. Distributor shall indemnify, hold harmless and defend Company, its subsidiaries and affiliates and each of their respective officers, directors, shareholders, agents, representative, successors and assigns from and against any third party claims arising out of any breach of this Agreement by Distributor. Company shall indemnify, hold harmless and defend Distributor, its subsidiaries and affiliates and each of their respective officers, directors, shareholders, agents, representative, successors and assigns from and against any third party claims arising out of any breach of this Agreement by Company.

4. MISCELLANEOUS.

4.1 Assignment and Subcontracting. Distributor shall not assign, transfer or subcontract this Agreement or any of its rights or obligations hereunder either directly or by operation of law without the prior written consent of Company. For purposes of clarification, any change of control with respect to Distributor shall be deemed to be an assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Distributor may appoint one or more sub-distributors in the Territory so long as such sub- distributors are contractually obligated to comply with the applicable terms of this Agreement including, without limitation, all reporting requirements set forth in Section 1.5(b). Upon at least sixty (60) days prior written notice to Distributor, Company shall have the right to cause Distributor to discontinue selling and distributing any Products to any sub-distributor. Further, Distributor shall indemnify and hold Company harmless from all damages, losses, liabilities and claims arising directly or indirectly from any act or omission of any sub-distributor. All rights of any sub-distributor shall automatically terminate immediately upon the termination of this Agreement.

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4.2 Notices. All notices and other communications between the parties given pursuant to this Agreement shall be deemed to have been sufficiently given when delivered by personal service , email or recognized overnight courier service to the recipient at the address indicated on Exhibit A attached hereto. All such communications shall be deemed to be effective on the earlier of (a) actual receipt, (b) if sent by recognized international courier service, on the second (2nd) business day following the date presented to the courier service for delivery to the other party (the courier service’s receipt being evidence of t he date of such delivery), or (c) if by email on the sending date, subject to confirmation of receipt by the receiving party. Either party may give to the other written notice of change of address, in which event any communication shall thereafter be given to such party at such changed address.

4.3 Governing Law; Dispute Resolution.

(a) This Agreement shall be construed and governed by the laws of the State of Delaware without giving effect to its conflicts of law principles.

(b) All disputes arising out of, or in connection with, this Agreement which the parties do not resolve in good faith within ten (10) business days from the date of notice of dispute by either party shall be resolved by final and binding arbitration conducted in accordance with and subject to JAMS Comprehensive Arbitration Rules and Procedures of JAMS then in effect. One (1) arbitrator will be selected by the parties’ mutual agreement or, failing that, by JAMS (provided, that, in any event, the arbitrator must be listed as an approved arbitrator by the San Francisco, California office of JAMS and be a former California state civil court judge or federal court judge) (“Arbitrator”), and the Arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The Arbitrator will reference the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (i) persons with knowledge of relevant facts and (ii) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section 4.3(b) will take place virtually unless that the parties mutually agree to hold it the officers of JAMS in San Francisco, California. Each party will bear its own costs and expenses with respect to any such negotiation or arbitration, including one-half of the fees and expenses of the arbitrators, if applicable. Other than those matters involving injunctive relief or any action necessary to enforce the award of the Arbitrator, the parties agree that the provisions of this Section 4.3(b) are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SERVICES.

(d) Notwithstanding the foregoing, the parties acknowledge and agree that any breach of Section 3.4 by either party or any breach of Sections 3.2(d), 3.3 or 4.1 by Distributor may cause the non- breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of any such breach or threatened breach, the non-breaching party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court without having to post a bond or any other security, or prove actual damages. These remedies shall not be deemed to be exclusive, and shall be in addition to all other remedies available under this Agreement, at law or in equity.

(e) The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply to the interpretation or enforcement of this Agreement.

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4.4 Expenses. Except as expressly provided in this Agreement, each party shall bear all of its own costs and expenses incurred in connection with the performance of its obligations pursuant to this Agreement. Without limiting the generality of the foregoing, Distributor shall bear of its costs to market, sell and distribute the Products including, but not limited to, all transport and administration costs.

4.5 Entire Agreement. This Agreement is the sole understanding and agreement of the parties with respect to its subject matter and supersedes all prior or contemporaneous oral and written agreements and understandings between the parties regarding the subject matter hereof.

4.6 Remedies. Without limiting any of Company’s rights and remedies, if Distributor does not make any payment as and when due or if Distributor otherwise breaches this Agreement then Company may repossess and sell any Products ordered by Distributor and, where reasonably necessary for such purpose, may enter the premises where the Products are located. Company shall not have any liability to Distributor or any third party in relation to the repossession and removal of any Products and Distributor will indemnify Company from and against any claims, actions or costs that may arise as a result thereof.

4.7 Amendments; Waivers. Except as provided in this Agreement, this Agreement may not be amended except by a written instrument duly executed on behalf of both parties. Any waiver by either party of any of its rights or remedies under this Agreement will be effective only if it is recorded in writing, signed by a duly authorized representative of such party. Notwithstanding anything to the contrary contained herein, Company may amend Exhibit B by providing Distributor with written notice thereof, and any such amendment shall become effective immediately upon delivery of such notice. If a waiver relates to a breach of any provision of this Agreement, such waiver will not (unless stated otherwise) operate as a waiver of any other breach of that provision.

4.8 Severability. If any provision of this Agreement shall, in whole or in part, be invalid, unenforceable or in conflict with the applicable laws or regulations of any competent jurisdiction, then such provision shall be replaced, only in such jurisdiction, to the extent possible, with a provision which accomplishes the original business purposes of the provision in a valid and enforceable manner, and the remainder of this Agreement shall remain unaffected and in full force.

4.9 Independent Entities; No Franchise Relationship. Distributor and Company are independent contractors and nothing herein shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between them. Neither Distributor nor Company will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other. Each party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise herein, Distributor has the sole discretion to determine its methods of operation, accounting practices, the types and amounts of insurance it carries, personnel practices, Distributor’s advertising and promotion, Distributor’s customers, and Distributor’s service areas and methods. If any provision of this Agreement is deemed to create a franchise relationship between the parties, then Company may immediately terminate Distributor if the parties cannot negotiate in good faith to modify this Agreement so as to effect the parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a Distributor and not a franchisee.

4.10 Force Majeure. Except for any payment or confidentiality obligations, neither party shall be liable for performance of its obligations pursuant to this Agreement as a result of governmental action, earthquake, war, terrorism, fire, flood, labor strikes or epidemics (including Company and/or government imposed responses thereto, such as quarantines or travel/shipping restrictions).

4.11 Further Assurances. Each party shall take all such actions and execute all documents reasonably required in order to give effect to the provisions and intent of this Agreement.

4.12 Currency. Unless otherwise specified in this Agreement, all amounts are specified in United States Dollars.

4.13 Signatures. This Agreement may be executed in multiple counterparts, all of which shall be deemed to be one and the same instrument. Signatures received by facsimile, PDF file or other electronic format (including DocuSign) shall be deemed to be original signatures.

<signature page follows>

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

COMPANY:		DISTRIBUTOR:

Elevai Labs Inc.		Dermapenworld Pty Ltd

By:	/s/ Jordan R. Plews	By:	/s/ Stene Marshall
Name:	Jordan R. Plews	Name:	Stene Marshall
Title:	CEO	Title:	Chief Executive Officer

Date:	January 17, 2022	Date:	January 17, 2022

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EXHIBIT A

BUSINESS MATTERS

1.	Information Regarding Distributor.

(a)	Full Legal Name of Distributor: Dermapenworld Pty Ltd

(b)	Jurisdiction of Incorporation or Formation of Distributor: Australia

(c)	Corporate Register Number of Distributor: ACN: 146 962 030

(d)	URL of Distributor’s website were Products will be sold: https://www.dermapenworld.com

2.	Products.

(a)	30mL ELEVAI Enfinity daily serum.

(b)	5mL ELEVAI Empower post treatment serum.

3.	Address for Notices.

(a)	Company:	Elevai Labs Inc.
630 Pena Drive, Suite 400
Davis, California 95618
USA

Email: jordan@elevaiskincare.com
Phone: +1 (916) 201-1738
Attn: Jordan Plews

(b)	Distributor:	Dermapenworld Pty Ltd
Suite 14
14/13A Narabang Way
Belrose, NSW, 2085 Australia

Email: [***]
Phone: [***]
Attn: Stene Marshall

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EXHIBIT B

PRICING

As of the Effective Date, the wholesale prices of the Products payable by Distributor are as set forth below. Per Section 4.7 of the Agreement, Distributor acknowledges and agrees that Company may amend any of the information set forth on this Exhibit B upon notice to Distributor, and any such amendment shall become effective immediately upon delivery of such notice.

A.	Wholesale Pricing to Distributor:

(i)	5mL ELEVAI Empower post treatment serum: [***] per unit.

(ii)	30mL ELEVAI Enfinity daily serum: [***] per unit.

B. Royalty (United States and Canada): In addition to the prices of the Products set forth above, Distributor shall pay Company a royalty with respect to all Products sold in the United States and Canada. The royalty amount for each Product is set forth below, which Distributor shall pay to Company on a quarterly basis, not later than ten (10) days after the end of each calendar quarter, with respect to all Products sold in the United States and Canada during the prior quarter:

(i)	5mL ELEVAI Empower post treatment serum: [***] per unit.

(ii)	30mL ELEVAI Enfinity daily serum: [***] per unit.

C.	United States and Canada Pricing (Effective December 1, 2021):

(i)	5mL ELEVAI Empower post treatment serum: [***] per unit.

(ii)	30mL ELEVAI Enfinity daily serum: [***] per unit.

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EXHIBIT C

KPIs

(a)	Purchase and pay for at least [***] units of Products prior to December 31, 2022.

(b)	Purchase and pay for at least [***] units of Products prior to December 31, 2023.

(c)	Purchase and pay for at least [***] units of Products prior to December 31, 2024 (if the Agreement is renewed).

(d)	Obtain all licenses, permissions and registrations required to market, sell and distribute the Products in each of the countries which comprise the Territory within twelve (12) months of the Effective Date.

(e)	Commencing with the first calendar quarter of 2023 and continuing on a calendar quarterly basis thereafter, sell at least [***] of sales per quarter in each country which comprises the Territory.

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EXHIBIT D

Elevai Labs Inc. Unilateral Price Policy

Elevai Labs Inc. (“Company”) recognizes the time and resources our high-quality distributors (hereinafter, “Distributors”) invest in delivering excellent customer experiences through knowledgeable staff, marketing initiatives and compelling sales presentations and support. To support our Distributors’ efforts, Company wishes to establish policies that allow Distributors to earn the profits necessary to maintain the high level of customer excellence the industry has come to expect from Company’s Distributors.

In order to successfully compete in the marketplace and maintain its premium brand and product image, Company has adopted this Unilateral Price Policy for the mutual benefit of its Distributors, customers and shareholders. Accordingly, all sales and all advertisements for sales of the products by Distributors within the United States and Canada shall comply with the pricing set forth on Exhibit B (Section C) attached hereto (“US Canada Price List”).

Company reserves the right from time to time to alter, modify, suspend, or cancel this Unilateral Price Policy, the products covered, and/or the minimum advertised and/or resale prices.

This Unilateral Price Policy does not restrict the right of Distributors to establish independent resale and advertised prices of the products. Company reserves the right to determine whether a Distributor has advertised or sold any of the products at a price less than the prices established by this Unilateral Price Policy.

This Unilateral Price Policy has been unilaterally adopted by Company. Company neither solicits nor accepts assurances from Distributors of their compliance with this policy. Nothing in this policy shall constitute an agreement between Company and any Distributor of compliance with this policy. Each Reseller, in its own discretion, can choose to comply or not comply with this policy. Distributor will not discuss conditions of compliance related to this policy. This policy is non-negotiable and will not be altered, modified, or amended for any Distributor.

Any discounting or other promotions resulting in the sale of any products at prices below the prices on the US Canada Price List including, without limitation, as a result of any promotions, discounts or rebates, is a breach of this Unilateral Price Policy. The offer of free shipping or financing on any product(s) does not breach this Unilateral Price Policy.

Company’s sales personnel do not have any authority to modify or grant any exceptions to this policy. All questions regarding interpretation of this policy should be directed to Company’s Policy Coordinator at: contact@elevailabs.com

First Violation – If Company determines that a Distributor has advertised, offered, or sold any product in the United States or Canada at a price less than the pricing set forth on the US Canada Price List, then Company may issue a takedown notice. The Distributor will have 48 hours from the time the notice was submitted to correct all breaches of this Unilateral Price Policy.

Second Violation – If Company determines that a Distributor has advertised, offered, or sold any product in the United States or Canada at a price less than the pricing set forth on the US Canada Price List for a second time, then Company may, without assuming any liability, cancel all orders and refuse to accept any new orders for such product from the Distributor for a period of sixty (60) days and/or may void any incentives otherwise owed to the Distributor.

Third Violation – If Company determines that a Distributor has advertised, offered, or sold any product in the United States or Canada at a price less than the pricing set forth on the US Canada Price List for a third time, then Company may, without assuming any liability, cancel all orders and refuse to accept any new orders for any new orders for all products from the Distributor for a period of four (4) months and/or may void any incentives otherwise owed to the Distributor.

Fourth Violation – If Company determines that a Distributor has advertised, offered, or sold any product in the United States or Canada at a price less than the pricing set forth on the US Canada Price List for a fourth time, then Company may, without assuming any liability, cancel all orders and refuse to accept any new orders for all products indefinitely and/or may void any incentives otherwise owed to the Distributor.

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EXHIBIT E

Territory

(a)	All countries in North America (including the United States and Canada).

(b)	All countries in South America.

(c)	Australia and all countries in Asia (including the countries in the Middle East and that comprise the Russian Federation).

(d)	All countries in Europe (including any countries that comprise the Russian Federation).

(e)	All countries in Africa (including the countries in North Africa).

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